Exhibit 99.1

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PEOPLE’S UTAH BANCORP ANNOUNCES TEMPORARY SUSPENSION OF SHARE REPURCHASE PROGRAM

AMERICAN FORK, UTAH, March 30, 2020 – People’s Utah Bancorp (Nasdaq: PUB) (“Company”) announced that it has suspended its current share repurchase program, which had been authorized by the Board of Directors for up to 950,000 common shares.  This represents approximately 5% of the outstanding shares of the Company as of June 30, 2019.  As of the close of business on March 25, 2020, the last day before the Company suspended the share repurchase program, the Company had repurchased 120,906 common shares at an aggregate cost of approximately $2.1 million.

“We are safe and secure.  We have actively fortified our balance sheet as we increased our capital and allowance for credit loss ratios, and managed our overall loan concentrations over the past couple of years.  In addition, we adopted new accounting guidance as of January 1, 2020, related to the accounting for credit loss measurement of loans (“CECL”).  With the adoption of this new accounting guidance, we have significantly increased our allowance for credit losses already held on our balance sheet at year end,” said Len Williams, President and Chief Executive Officer of the Company.

“In these uncertain times of rapidly developing economic changes as a result of the COVID-19 pandemic, we believe it is prudent to maintain and grow our strong capital position.  We can continue to support lending activities to our clients so that our communities will be able to more quickly rebound from business interruptions caused by the pandemic,” continued Mr. Williams.  “We are committed to supporting our employees, clients, and communities during these unprecedented times.  We had a business continuity plan in place and rapidly deployed that plan.  Our employees are working remotely from home, yet they are still available to our clients and are actively engaged in addressing their financial needs.”

The Company retains the authority to reinstate the share repurchase program as circumstances warrant, even as we remain committed to maintain regulatory capital levels well in excess of the designation of a “well-capitalized” bank.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding the repurchase of shares of the Company’s common shares. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the duration and impact of the COVID-19 pandemic, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

About People’s Utah Bancorp

People’s Utah Bancorp is a $2.5 billion bank holding company for AltabankTM. AltabankTM is the largest community bank in Utah.  AltabankTM, a full-service bank, provides loans, deposit and cash management services to businesses and individuals through 26 branch locations from Preston, Idaho to St. George, Utah. Altabank’s clients have direct access to bankers and decision makers who work with clients to understand their specific needs and design customized financial solutions. AltabankTM has been serving communities in Utah and southern Idaho for more than 100 years. More information about AltabankTM is available at www.altabank.com.  More information about People’s Utah Bancorp is available at www.peoplesutah.com.

Investor Relations Contact

Mark K. Olson

Executive Vice President and Chief Financial Officer

People’s Utah Bancorp

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

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